Shareholder Meeting Results

The Annual Meeting of Stockholders (the “Meeting”) of The European Equity Fund, Inc. was held on June 19, 2014. At the close of business on May 12, 2014, the record date for the determination of stockholders entitled to vote at the Meeting, there were issued and outstanding 9,533,084 shares of the Fund’s common stock, each share being entitled to one vote, constituting all of the Fund’s outstanding voting securities. At the Meeting, the holders of 6,137,850 shares of the Fund’s common stock were represented in person or by proxy, constituting a quorum.

At the Meeting, the following matters were voted upon by the stockholders. The resulting votes are presented below:
1.	To elect three (3) Class III Directors, each to serve for a term of three years and until his successor is elected and qualifies.

	Number of Votes:
	For	Withheld
Mr. Richard Karl Goeltz	5,761,609	376,241
Dr. Franz Wilhelm Hopp	5,765,629	372,221
Mr. Christian Strenger	5,086,610	1,051,240

In addition to the elected Directors noted above, the following people currently serve as Directors to the Fund:
Dr. Wilhelm Bender
Detlef Bierbaum
Richard R. Burt
Dr. Friedbert Malt
Robert H. Wadsworth
Joachim Wagner

2.
To ratify the appointment by the Audit Committee and the Board of Directors of PricewaterhouseCoopers LLP, an independent public accounting firm, as independent auditors for the fiscal year ending December 31, 2014.

Number of Votes:
For	Against	Abstain
5,805,777	69,042	263,029

3.
To approve a change to the Fund’s fundamental investment objective from seeking “long-term capital appreciation through investment primarily in equity or equity-linked securities of issuers domiciled in countries in Europe that utilize the Euro currency” to seeking “long-term capital appreciation through investment primarily in equity or equity-linked securities of issuers domiciled in countries that are members of the European Union” and to make corresponding changes to the Fund’s related fundamental investment policy so that it reads that “under normal circumstances at least 80% of EEA’s net assets (plus any assets funded with leverage) will be invested in equity or equity-linked securities of issuers domiciled in countries that are members of the European Union”.

Number of Votes:
For	Against	Abstain
4,724,016	286,353	88,195

DWS Variable Series II |
E:\Electronic Working Files\03 - NSAR\2014\6-30-2014\European Equity Fund, Inc\03-Exhibits\Item 77C European Equity Fund.docx